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EXHIBIT 99(a)(1)

    THE TERMS AND CONDITIONS OF THE OFFER ARE SUBJECT TO CHANGE DURING THE OFFERING PERIOD. YOU SHOULD READ THE ENTIRE TENDER OFFER STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT AND OTHER FILED DOCUMENTS CAN BE OBTAINED WITHOUT CHARGE AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. SEE SECTION 19 OF THIS OFFER TO EXCHANGE FOR MORE INFORMATION AS TO HOW TO OBTAIN THESE DOCUMENTS.

eROOMSYSTEM TECHNOLOGIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
HAVING AN EXERCISE PRICE PER SHARE OF $1.50 OR MORE
FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., PACIFIC TIME, ON JANUARY 18, 2002
UNLESS THE OFFER IS EXTENDED.

    eRoomSystem Technologies, Inc. is offering certain option holders, who are current employees, directors, independent sales representatives and key consultants, the opportunity to exchange outstanding stock options with an exercise price per share of $1.50 or more for new options ("New Options") that we will grant under our 2000 Stock Option and Incentive Plan, as amended and restated (the "2000 Plan"), to purchase shares of our common stock ("Common Stock"). For each Eligible Option (defined below) you tender that we accept for exchange, you will receive a New Option exercisable for the same number of shares that were subject to the tendered option. For purposes of the Offer, "option" means a particular option grant to purchase a certain number of shares of our Common Stock.

    An "Eligible Option" is an option to purchase shares of our Common Stock with an exercise price per share of $1.50 or more that is currently outstanding under the 2000 Plan.

    We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). You are not required to accept the Offer. If you choose to accept the Offer, you may tender any or all of your Eligible Options. If you decide to tender one or more of your Eligible Options but not all of them, then you must tender the entire outstanding portion of each particular option you want to have exchanged.

    The Offer is subject to conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being tendered.

    WE WILL GRANT YOU A NEW OPTION UNDER THE 2000 PLAN FOR EACH ELIGIBLE OPTION YOU TENDER THAT WE ACCEPT FOR EXCHANGE, BUT ONLY IF YOU CONTINUE TO BE AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF eROOMSYSTEM OR ONE OF OUR SUBSIDIARIES THROUGH THE GRANT DATE OF THE NEW OPTION. IF YOU CEASE TO BE EMPLOYED BY, OR SERVE AS AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF, eROOMSYSTEM OR ANY OF OUR SUBSIDIARIES AFTER WE ACCEPT YOUR TENDERED OPTIONS FOR EXCHANGE AND CANCELLATION AND PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR TENDERED OPTIONS. The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date the tendered options are accepted for exchange and cancelled. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq SmallCap Market on the date of grant. Each New Option will preserve the vesting schedule and the vesting commencement date of the option it replaces, if any, so that on the date the New Option is granted and on any date thereafter, you will be vested in the New Option to the same extent you would have been vested on that date had you retained your tendered option.

    All tendered options accepted by us pursuant to the Offer will be cancelled. Any Eligible Option that you do not tender will remain outstanding in accordance with its terms.

    As of December 4, 2001, options to purchase 2,321,940 shares of our Common Stock were issued and outstanding under our 2000 Plan.

    ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. OUR EXECUTIVE OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS ARE ELIGIBLE TO PARTICIPATE IN THE OFFER.

    Shares of our Common Stock are quoted on the Nasdaq SmallCap Market under the symbol "ERMS." On December 4, 2001 the last reported sale price of our Common Stock on the Nasdaq SmallCap Market was $0.16 per share. THE NEW OPTIONS WILL NOT BE GRANTED UNTIL OR PROMPTLY AFTER THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE THAT TENDERED OPTIONS ARE ACCEPTED FOR EXCHANGE AND CANCELLED. THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS WILL BE THE LAST SALE PRICE OF OUR COMMON STOCK AS REPORTED ON THE NASDAQ SMALLCAP MARKET ON THE DATE OF GRANT. THE EXERCISE PRICE OF YOUR NEW OPTIONS MAY BE HIGHER OR LOWER THAN THE CURRENT PRICE OF OUR COMMON STOCK, AND THEY MAY BE HIGHER OR LOWER THAN THE EXERCISE PRICE PER SHARE OF YOUR ELIGIBLE OPTIONS. THE MARKET PRICE OF OUR COMMON STOCK HAS DECLINED SUBSTANTIALLY OVER THE LAST YEAR AND OUR COMMON STOCK MAY TRADE AT PRICES BELOW THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS IN THE FUTURE. IN SUCH EVENT, DEPENDING ON THE EXERCISE PRICE OF YOUR TENDERED OPTIONS AND OTHER FACTORS, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE TENDERING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE. YOU SHOULD CAREFULLY CONSIDER THESE UNCERTAINTIES BEFORE DECIDING WHETHER TO ACCEPT THE OFFER.

    You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to Gregory L. Hrncir, Esq., General Counsel, eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790 (telephone: (435) 688-3603; e-mail: gc@eroomsystem.com).

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION THAT IS DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN

AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail or fax or otherwise deliver it and any other required documents to us at eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790, Attn: Gregory L. Hrncir, Esq.; facsimile (435) 688-3636. THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU AND HAS BEEN FILED WITH THE SEC.

    We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction.

    The threshold exercise price we have set to determine which options may be tendered in response to this Offer, does not, and is not meant to, reflect our view of what the trading price of our Common Stock will be in the short, medium or long term.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF EROOMSYSTEM TECHNOLOGIES, INC.
APPENDIX A	SUMMARY OF TERMS OF NEW OPTIONS

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INDEX TO SUMMARY TERM SHEET

		PAGE
QUESTION
1.	Why are you making this Offer?	1
2.	What securities are you offering to exchange?	1
3.	Who is eligible to participate in the Offer?	1
4.	May I tender either vested or unvested options?	1
5.	With respect to each of my Eligible Options, do I have to tender the entire option or may I decide to tender only a portion of the option?	1
6.	May I tender options that I have already exercised?	1
7.	How many New Options will I receive in exchange for my tendered options?	2
8.	What happens if I do not accept the Offer?	2
9.	What are the conditions to the Offer?	2
10.	Must I remain an employee, director, independent sales representative or key consultant of eRoomSystem to get New Options?	2
11.	What if I am not an employee, director, independent sales representative or key consultant of eRoomSystem when the New Options are granted and begin to vest?	3
12.	What happens if after I tender my options I leave eRoomSystem	3
13.	When will I receive my New Options?	3
14.	Why are the New Options not being issued immediately following the expiration date of the Offer?	3
15.	What will be the exercise price of the New Options?	4
16.	When will the New Options vest?	4
17.	Will the New Options be different from my Eligible Options?	4
18.	If I tender options in the Offer, will I be eligible to receive other option grants before I receive my New Options?	5
19.	What happens if eRoomSystem merges into or is acquired by another company?	5
20.	Will I have to pay taxes if I tender my options in the Offer?	5
21.	Will my New Options be incentive stock options?	6
22.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?	6
23.	How do I tender my options?	6
24.	During what period of time may I withdraw previously tendered options?	7
25.	What do you think of the Offer?	7
26.	Who can I talk to if I have questions about the Offer?	7

ii

SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Letter of Transmittal.

1.  WHY ARE YOU MAKING THE OFFER?

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate employees, directors, independent sales representatives and key consultants and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide such parties with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

2.  WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

    We are offering to exchange all stock options held by current employees, directors, independent sales representatives and key consultants with an exercise price per share of $1.50 or more which are outstanding for New Options to be granted pursuant to the 2000 Plan. The Letter of Transmittal being distributed to you includes a personal summary of the options that have been granted to you, including information relating to grant date and exercise price.

3.  WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

    All current employees, directors, independent sales representatives and key consultants of eRoomSystem and its subsidiaries are eligible to participate in the Offer to the extent they hold outstanding Eligible Options.

4.  MAY I TENDER EITHER VESTED OR UNVESTED OPTIONS?

    Yes. You may tender any or all of your Eligible Options, whether or not they are vested.

5.  WITH RESPECT TO EACH OF MY ELIGIBLE OPTIONS, DO I HAVE TO TENDER THE ENTIRE OPTION OR MAY I DECIDE TO TENDER ONLY A PORTION OF THE OPTION?

    You may choose to tender one Eligible Option in its entirety and not tender another. You may not tender less than all of a particular outstanding option.

    For example, if you have received, in each case on or before December 4, 2001, two Eligible Options, you may choose to tender neither option, either option or one option. However, if you wish to tender an Eligible Option, you may not tender anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option. You are not required to accept the Offer.

6.  MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

    The Offer only pertains to options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

7.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

    The number of shares of our Common Stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our Common Stock subject to the Eligible Option you tendered in exchange for that New Option, subject to adjustment for any stock split, combination or the like occurring prior to the grant date of the New Options. All New Options will be granted under our 2000 Plan and will be subject to the terms and conditions of the 2000 Plan and a new stock option agreement between you and us. All New Options will be options to purchase shares of our Common Stock. All tendered options that we accept for exchange will be cancelled, along with the corresponding stock option grant agreement, and you will have no further right or entitlement to acquire shares of our Common Stock pursuant to the terms of those cancelled options.

8.  WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

    All Eligible Options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their respective terms.

9.  WHAT ARE THE CONDITIONS TO THE OFFER?

    The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered.

10. MUST I REMAIN AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF eROOMSYSTEM TO GET NEW OPTIONS?

    Yes. To receive a New Option pursuant to the Offer, you must remain an employee, director, independent sales representative or key consultant of eRoomSystem or one of our subsidiaries through the date we grant the New Options. As discussed below, the New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

    IF YOU DO NOT REMAIN AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF eROOMSYSTEM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH THE DATE YOUR NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. THE RULE APPLIES REGARDLESS OF THE REASON YOUR RELATIONSHIP AS AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT TERMINATED AND WHETHER AS A RESULT OF VOLUNTARY RESIGNATION, INVOLUNTARY TERMINATION, DEATH OR DISABILITY.

11. WHAT IF I AM NOT AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF eROOMSYSTEM WHEN THE NEW OPTIONS ARE GRANTED AND BEGIN TO VEST?

    If you are not an employee, director, independent sales representative or key consultant of eRoomSystem or one of our subsidiaries when New Options are granted, you will not be granted any New Options. Your Eligible Options may currently be fully or partially vested. If you do not accept the Offer, when your employment, directorship or consultancy with us ends, you generally will be able to exercise your Eligible Options, if any, during the limited period specified in your option documents, to the extent those options are vested on the day your employment, directorship or consultancy ends. But, if you accept the Offer, your tendered Eligible Options will be cancelled, and you will not be eligible to receive New Options, if applicable, unless you are employed by us or continue to serve as a director, independent sales representative or key consultant from the date you tender your Eligible Options through the grant date of the New Options, if applicable.

12. WHAT HAPPENS IF, AFTER I TENDER MY ELIGIBLE OPTIONS, I LEAVE eROOMSYSTEM OR AM TERMINATED AS AN EMPLOYEE?

    If your relationship with us terminates for any reason prior to the expiration of the Offer, your tendered Eligible Options will automatically be withdrawn, and you may exercise those options in accordance with their terms to the extent they are vested. If your tendered Eligible Options are automatically withdrawn, you will not receive any New Options in exchange therefor. If your relationship with us terminates for any reason after your tendered options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option grant or to have your cancelled options returned or to receive any payment for your cancelled options. You will only be entitled to receive a New Option grant if you remain continuously employed by us through and including the date of grant. If your employment terminates after the date of grant, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options. Once your tendered Eligible Options have been accepted and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

    THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT (IF APPLICABLE) WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS (IF APPLICABLE), FOR ANY REASON, WITH OR WITHOUT CAUSE.

13. WHEN WILL I RECEIVE MY NEW OPTIONS?

    We will grant the New Options on or promptly after the first trading day that is at least six months and one day after the date we accept and cancel tendered options. If we accept and cancel tendered options on January 18, 2002, which is the scheduled expiration date of the Offer, the grant date of the New Options will be on or promptly after July 22, 2002.

14. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the New Options, if any, to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings (or alternatively increasing our loss as the case may be). By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense with respect to those options.

15. WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

    The exercise price per share of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq SmallCap Market on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options, which may be higher or lower than the current market price of our Common Stock. The last reported sale price per share of our Common Stock on the Nasdaq SmallCap Market on December 4, 2001 was $0.16. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL ON OR PROMPTLY AFTER THE FIRST TRADING DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE ACCEPT AND CANCEL THE OPTIONS TENDERED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR TENDERED OPTIONS. IN ADDITION, AFTER THE GRANT OF THE NEW OPTIONS, OUR COMMON STOCK MAY TRADE AT A PRICE BELOW THE EXERCISE PRICE PER SHARE OF THOSE OPTIONS. IN SUCH EVENT, DEPENDING ON THE EXERCISE PRICE OF YOUR TENDERED OPTIONS AND OTHER FACTORS, THE NEW OPTIONS MAY BE LESS VALUABLE THAN THE OPTIONS YOU ARE TENDERING FOR EXCHANGE. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

16. WHEN WILL THE NEW OPTIONS VEST?

    Each New Option granted in exchange for any tendered Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for the corresponding Eligible Option that you tender pursuant to the Offer and that we accept for exchange and cancel. However, if you are a non-exempt employee under the federal wage laws, then none of your New Options will become exercisable until six months after the grant date. Upon the expiration of that six-month period, each of your New Options will vest and become exercisable for the same number of shares for which your corresponding Eligible Option would have been vested and exercisable at that time had you not tendered that option pursuant to the Offer.

    The New Options will be granted on or promptly after the first trading day that is at least six months and one day after the date we accept for exchange and cancel Eligible Options tendered pursuant to the Offer. Therefore, even if the Eligible Options you tender are vested, you will not have any right to purchase shares of our Common Stock thereunder once they are cancelled. As explained above, you must continue to be an employee, director, independent sales representative or key consultant of eRoomSystem or one of our subsidiaries through the grant date of the New Options in order to receive New Options. If you cease to be one of the foregoing before that date, then you will not be granted any New Options, and you will not receive any other payment or consideration for your tendered options.

17. WILL THE NEW OPTIONS BE DIFFERENT FROM MY ELIGIBLE OPTIONS?

    The New Options granted in exchange for your Eligible Options will have substantially the same terms and conditions as those options, except for the new exercise price and a new ten-year maximum term.

    The stock option grant agreement for each New Option will provide that any dispute relating to the option will be settled by mandatory arbitration at the election of eRoomSystem.

18. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    No. If we accept any of the options you tender pursuant to the Offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your New Options. If we were to grant you any options sooner than six months and one day after canceling your tendered options, we would be required for financial reporting purposes to record a compensation expense against our earnings (or alternatively increasing our loss as the case may be). By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options.

19. WHAT HAPPENS IF eROOMSYSTEM MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

    If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our Common Stock under the existing agreements evidencing those options.

    If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume eRoomSystem's obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received in the merger multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock.

    If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the obligations of eRoomSystem in connection with the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the purchase and sale agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

    If we merge into or are acquired by another company after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, and all outstanding vesting conditions would be immediately satisfied per the terms of the 2000 Plan.

20. WILL I HAVE TO PAY TAXES IF I TENDER MY OPTIONS IN THE OFFER?

    If you tender any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

    Tax consequences may vary depending on each individual participant's circumstances. As a result, all option holders, whether by reason of your nationality, residence or otherwise, are encouraged to consult with their own personal tax advisors as to the particular tax consequences of their participation in the Offer.

21. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    The New Options will be designed to qualify as incentive stock options under the U.S. federal tax laws, to the maximum extent permissible. For regular U.S. federal income tax purposes, an individual does not recognize any taxable income at the time an incentive stock option is granted or exercised. For alternative minimum tax purposes under U.S. federal income tax laws, the optionee will recognize taxable income at the time the incentive stock option is exercised, and that alternative minimum taxable income will be equal to the amount by which the fair market value of the shares purchased under the incentive stock option on the exercise date exceeds the exercise price paid for those shares.

    Because of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is possible that a portion of the New Options granted in exchange for your tendered options will be non-statutory or "non-qualified" options under U.S. federal tax laws. An individual does not recognize any taxable income when a non-statutory option is granted. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

22. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

    The Offer expires on January 18, 2002, at 5:00 p.m., Pacific Time, unless it is extended by us.

    Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period.

23. HOW DO I TENDER MY ELIGIBLE OPTIONS?

    If you decide to tender your Eligible Options, you must deliver, before 5:00 p.m., Pacific Time, on January 18, 2002, a properly completed and duly executed Letter of Transmittal, in the form that we will provide, and any other documents required by the Letter of Transmittal to eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790, Attention: Gregory L. Hrncir, Esq. Alternatively, you may forward the required documents to Mr. Hrncir via facsimile at (435) 688-3636. You will be required to indicate in the Letter of Transmittal the particular options you are tendering. If the Offer is extended by us beyond that time, you must deliver these documents before the extended expiration of Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

    We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered Eligible Options promptly after the expiration of the Offer. Notwithstanding the foregoing, the Offer is not being made to (nor will tenders of options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

    THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU AND HAS BEEN FILED WITH THE SEC.

24. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDER OPTIONS?

    You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on January 18, 2002. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw your tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof at (435) 688-3636, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn your options, you may re-tender those options only by again following the tender procedures described in the Offer to Exchange and the Letter of Transmittal prior to the expiration of the Offer.

25. WHAT DO YOU THINK OF THE OFFER?

    Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options taking into account your own personal circumstances and preferences. Our executive officers and directors are eligible to participate in the Offer.

26. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact:

    Gregory L. Hrncir, Esq., eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790, Telephone: (435) 688-3603, Facsimile: (435) 688-3636, and e-mail: gc@eroomsystem.com

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase Common Stock under the 2000 Plan, all Eligible Options that are properly tendered in accordance with Section 4 below, and are not validly withdrawn in accordance with Section 5 below before the "Expiration Date," as defined herein.

    Eligible Options are all options held by current employees, directors, independent sales representatives and key consultants with an exercise price per share of $1.50 or more that are outstanding under the 2000 Plan.

    If you tender Eligible Options, you will receive, in exchange for each Eligible Option that you tender and we accept for exchange and cancellation, a New Option exercisable for the same number of shares purchasable under the tendered option, as adjusted for any stock split, combination or the like occurring prior to the grant date of the New Options. The New Option will be granted on or promptly after the first trading day that is at least six months and one day after the date tendered options are accepted for exchange and cancelled.

    IF YOU DO NOT REMAIN AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVE OR KEY CONSULTANT OF eROOMSYSTEM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS, OR ANY OTHER PAYMENT OR CONSIDERATION, IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED.

    If you tender any of your Eligible Options for exchange, we will grant you New Options under the 2000 Plan pursuant to a new stock option grant agreement. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq SmallCap Market on the date of grant. The tendered options that we accept pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our Common Stock pursuant to those cancelled options.

    Each New Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date applicable to the Eligible Option for which the New Option is exchanged.

    The term "Expiration Date" means 5:00 p.m., Pacific Time, on January 18, 2002, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 17 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

    If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten (10) business days after the date of such notification:

      (1) we increase or decrease the amount of consideration offered for the options; or

      (2) we decrease the number of options eligible to be tendered in the Offer.

    For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time, and a "trading day" means any business day on which a last sale price of our Common Stock is reported on the Nasdaq SmallCap Market.

2.  PURPOSE OF THE OFFER

    We issued the options outstanding under the 2000 Plan to provide our employees, directors, independent sales representatives and key consultants an opportunity to acquire or increase their ownership interest in eRoomSystem, thereby creating a stronger incentive for them to continue with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options have little or no current value as an incentive to retain and motivate and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide our employees, directors, independent sales representatives and key consultants with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

    We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

      (c) any material change in our present dividend policy, or our indebtedness or capitalization;

      (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      (e) any other material change in our corporate structure or business;

      (f)  our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

      (g) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

      (i)  the acquisition by any person of any of our securities or the disposition of any of our securities; or

      (j)  any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

    NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO

EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER TO EXCHANGE WITH YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES.

3.  STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED

    All Eligible Options that you do not choose to tender or that we do not accept for exchange and cancel pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

4.  PROCEDURE FOR TENDERING OPTIONS

    Proper Tender of Options.  To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, in the form that we provide herewith, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790, Attention: Gregory L. Hrncir, Esq., facsimile (435) 688-3636, prior to the Expiration Date. You will be required to indicate in the Letter of Transmittal the particular options you are tendering. If the Offer is extended by us beyond that time, you must deliver these documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options. The Letter of Transmittal being furnished to you has been filed with the SEC.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. HOWEVER, WE WILL ONLY ACCEPT PAPER DELIVERY, AND THEREFORE DELIVERY BY E-MAIL WILL NOT BE ACCEPTED. WE WILL, HOWEVER, ACCEPT FACSIMILE DELIVERY AT (435) 688-3636. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tender of options, and all questions as to the number of shares subject to Eligible Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

    Our Acceptance Constitutes an Agreement.  Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU PURSUANT TO

THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

    Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.  WITHDRAWAL RIGHTS

    You may only withdraw your tendered options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, or you cease to serve as a director, independent sales representative or key consultant (as applicable) your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

    You may withdraw your tendered options at any time before 5:00 p.m., Pacific Time, on January 18, 2002. If the Offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your tendered options for exchange before 5:00 p.m., Pacific Time, on January 18, 2002, you may withdraw your tendered options at any time thereafter until they are accepted and cancelled.

    To validly withdraw your tendered options, you must deliver to us at the address set forth on the face page of the Letter of Transmittal a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and the number of shares subject to the option to be withdrawn. WE WILL NOT ACCEPT DELIVERY OF A NOTICE OF WITHDRAWAL BY E-MAIL.

    ALTHOUGH YOU MAY DECIDE TO WITHDRAW SOME, BUT NOT ALL, OF YOUR TENDERED OPTIONS, YOU MAY NOT WITHDRAW ONLY A PORTION OF A PARTICULAR TENDERED OPTION.

    Except in accordance with the next sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described herein.

    Neither eRoomSystem nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the Expiration Date, we will accept Eligible Options for exchange and cancellation if properly tendered and not validly withdrawn before the Expiration Date. If your tendered options are accepted and cancelled on January 18, 2002, the scheduled Expiration Date of the Offer, you will be granted your

New Options on or promptly after July 22, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly tendered, you will be granted New Options on a subsequent trading day that is on or promptly after the first trading day that is at least six months and one day after the extended date of acceptance and cancellation of tendered options.

    If we accept any of the options you tender in the Offer, you will not receive any other option grants for which you might otherwise be eligible until the grant date for your New Options.

    The number of shares of our Common Stock subject to each New Option we grant pursuant to the Offer will be the same as the number of shares of our Common Stock subject to the Eligible Option you tendered in exchange for that New Option, as adjusted to reflect any stock split, combination or the like occurring prior to the grant date of the New Options and following the cancellation of your tendered Eligible Options. All New Options will be granted under our 2000 Plan and will be subject to the terms and conditions of the 2000 Plan and a new stock option agreement between you and us. Each New Option will be exercisable only for shares of our Common Stock. Each share of Common Stock is entitled to one vote.

    IF YOU ARE CURRENTLY AN EMPLOYEE OF eROOMSYSTEM AND DO NOT REMAIN AN EMPLOYEE, DIRECTOR, INDEPENDENT SALES REPRESENTATIVES OR KEY CONSULTANT OF eROOMSYSTEM OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY SUCH NEW OPTIONS OR ANY OTHER PAYMENT OR CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED AND CANCELLED. THE OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT (AS APPLICABLE) WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OR VESTING OF THE NEW OPTIONS, FOR ANY REASON WITH OR WITHOUT CAUSE.

    Consequences of eRoomSystem Being Acquired.  If we merge into or are acquired by another company prior to the expiration of the Offer, you may withdraw your tendered options and have all the rights afforded you to acquire our Common Stock under the existing agreements evidencing those options.

    If we are merged into another entity after your tendered options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. The New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the transaction. The exercise price would be based on the market price of the surviving corporation's stock on the date of grant.

    If we are acquired and become a subsidiary of the acquiring corporation after your tendered options are accepted for exchange and cancelled but before the New Options are granted, our obligations with respect to the Offer would not be automatically assumed by the acquiring corporation. While we would seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options would be granted in the event of such an acquisition.

    If we merge into another entity or are acquired after the grant of the New Options, those options may be assumed by the merged company or the acquiring company, and all outstanding vesting conditions would be immediately satisfied per the terms of the 2000 Plan.

    Partial Tenders.  YOU ARE NOT REQUIRED TO ACCEPT THE OFFER. IF YOU CHOOSE TO TENDER ANY ELIGIBLE OPTIONS FOR EXCHANGE, YOU MAY NOT TENDER LESS THAN ALL OF A PARTICULAR OUTSTANDING OPTION.

    For example, if you have received, in each case on or before December 4, 2001, two Eligible Options, you may choose to tender neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to tender an Eligible Option, you may not tender less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option. Should you choose to tender any options for exchange, you will be required to indicate in the Letter of Transmittal the particular options that you are tendering.

    Acceptance of Tendered Options.  For purposes of the Offer, we will be deemed to have accepted options that are validly tendered and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option grant agreements. By tendering options, you agree that the applicable stock option grant agreements will terminate upon our cancellation of your tendered options. Promptly after we accept and cancel tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

7.  CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered to us, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after December 4, 2001 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered to us:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of eRoomSystem or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

        (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

        (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

        (3) materially impair the benefits we hope to receive as a result of the Offer; or

        (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of eRoomSystem or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

      (c) there shall have occurred:

        (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

        (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

        (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

        (5) any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of eRoomSystem or our subsidiaries or on the trading in our Common Stock;

        (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

        (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (8) any decline in either the Dow Jones Industrial Average, the Nasdaq Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any single trading day after the close of business on December 4, 2001;

      (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

      (e) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

        (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 4, 2001;

        (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 4, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

        (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

      (f)  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

    The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

    There is no established trading market for Eligible Options granted under the 2000 Plan, and there will be no established trading market for any New Options that may be granted.

    Our common stock has been quoted and traded on the Nasdaq SmallCap Market under the trading symbol "ERMS" since August 3, 2000. The following table sets forth the high and low closing sale prices of our common stock, as reported by the Nasdaq SmallCap Market, during the periods indicated.

Calendar Quarter Ended	Low	High
September 30, 2000	$4.500	$6.375
December 31, 2000	$1.313	$4.875
March 31, 2001	$0.875	$2.875
June 30, 2001	$0.750	$1.900
September 30, 2001	$0.300	$0.970
December 31, 2001	$0.150	$0.400

    On December 4, 2001 the last reported sale price of our Common Stock, as reported by the Nasdaq SmallCap Market, was $0.16 per share.

    Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The stock market has experienced extreme price and volume fluctuations that have affected the market prices of many micro-cap and technology companies, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after the date your tendered options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our Common Stock reported on the Nasdaq SmallCap Market on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your tendered options. In addition, our Common Stock may thereafter trade at prices below the exercise price of the New Options. In that event, depending on the exercise price of your tendered options and other factors, your New Options may be less valuable than your tendered options. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. AT THE SAME TIME, YOU SHOULD CONSIDER THAT THE CURRENT MARKET PRICE OF OUR COMMON STOCK MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON STOCK WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR THE SUPPLEMENTAL OPTIONS OR AT ANY TIME IN THE FUTURE.

9.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

    Consideration.  The New Options to be issued in exchange for Eligible Options properly tendered and accepted for exchange and cancelled by us will be issued under our 2000 Plan. The number of shares of Common Stock subject to each New Option to be granted to each option holder in exchange for his or her tendered Eligible Options will be the same as the number of shares subject to the tendered option at the time of cancellation, as adjusted to reflect any stock splits, combinations or the like occurring prior to the grant date of the New Options.

    If we receive and accept tenders of all Eligible Options outstanding as of December 4, 2001, we will grant New Options to purchase approximately 1,367,855 shares of our Common Stock. If all Eligible Options are properly tendered and accepted and cancelled, the Common Stock issuable upon exercise of the New Options granted in exchange will equal approximately 25.7% of the total shares of our Common Stock outstanding as of December 4, 2001. The shares of Common Stock subject to tendered options granted under the 2000 Plan that are accepted and cancelled will, after such cancellation, be available for re-grant and issuance under the 2000 Plan and may provide some or all of the shares needed for the option grants that will be made under the 2000 Plan in carrying out the exchange that is the subject of the Offer.

    Terms of New Options.  The New Options will be granted under the 2000 Plan and will be evidenced by a new stock option grant agreement between us and each option holder who tenders options in the Offer and whose tendered options we accept for exchange and cancel. Each New Option will be exercisable for shares of our Common Stock. Each share of our Common Stock is entitled to one vote.

    Each of the New Options will be an incentive stock option under the U.S. federal income tax laws, to the maximum extent permissible. However, as a result of the statutory $100,000 limitation on the initial exercisability of incentive stock options per calendar year, it is possible that a portion of the New Options granted in exchange for your tendered options will be non-statutory or "non-qualified" options under U.S. federal tax laws. When those non-statutory options are subsequently exercised, you will recognize taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income.

    The grant of New Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options.

    The following description of the 2000 Plan and the new stock option grant agreement is a summary of the principal provisions of those documents but is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the 2000 Plan and the form of stock option grant agreement. The complete 2000 Plan document, as most recently amended and restated on March 6, 2001, has been filed as Appendix B to our definitive proxy statement filed with the SEC on April 2, 2001. The form of stock option grant agreement and related notice of stock option grant that will be used for the New Options to be granted in the exchange program will be filed with the SEC as an exhibit to the Schedule TO. Please contact us at 390 N. 3050 E., St. George, Utah 84790, Attention: Gregory L. Hrncir, Esq., (telephone: (435) 688-3603), to receive a copy of the 2000 Plan document or the form of stock option grant agreement or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

10. SUMMARY OF THE 2000 PLAN

    Purpose.  The 2000 Plan is intended to promote the interests of eRoomSystem and our stockholders by offering our employees, directors, independent sales representatives key consultants, upon whose judgment, initiative and effort we are largely dependent for the successful conduct of our business, the opportunity to participate in a stock option and incentive plan designed to reward them for their services and to encourage them to continue in the employ of, or to provide services to, us.

    Administration.  The 2000 Plan is administered by the compensation committee, which is authorized by our board to administer the 2000 Plan. The compensation committee, at its discretion, shall approve each grant of options (nonstatutory and incentive) and shall determine the number of shares, whether the option is nonstatutory or incentive, the exercise price, and the date when all or any installment of the option is to become exercisable. The compensation committee shall be composed solely of two or more non-employee directors and otherwise have such membership composition that enables the options or other rights granted under the 2000 Plan to qualify for exemption under Rule 16b-3 of the Exchange Act with respect to persons who are subject to Section 16 of the Exchange Act. Each member of the compensation committee serves at the pleasure of the board.

    Eligibility.  Nonstatutory options may be granted to any individual who is an employee, is a member of our board, or is an independent contractor or advisor who performs services for us or a subsidiary. Each non-employee director is automatically granted a nonstatutory option to purchase 5,000 shares of our Common Stock upon their appointment as a non-employee director. In addition, upon the conclusion of each regular annual meeting of our stockholders occurring after 2000 and following the meeting at which they were appointed, each non-employee director who continues serving as a member of our board thereafter will receive a nonstatutory option to purchase 5,000 shares. All such nonstatutory options shall vest and become exercisable at the date of grant. Incentive options may be granted to any employee of eRoomSystem or a subsidiary.

    Option Price and Option Term.  Options granted under the 2000 Plan will have an exercise price equal to not less than 100 percent of the fair market value of a share of our Common Stock on the date of grant. Subject to the preceding sentence, the exercise price under any option shall be determined by the compensation committee at its sole discretion. Options may be exercised by payment of the option price in full either in cash or by certified or cashier's check payable to the order of eRoomSystem, at the discretion of the compensation committee, in Common Stock acquired by the optionee in the open market or which have already been owned for more than six months, or at the discretion of the compensation committee, as consideration of services rendered to eRoomSystem or a subsidiary.

    Termination of Options.  The term of any option grant of nonstatutory or incentive options shall not exceed ten years from the date of grant. If an optionee ceases to be employed by eRoomSystem or a subsidiary, except by reason of death or permanent disability, any options granted to him will terminate ninety days from the date on which his relationship with eRoomSystem terminates. During the ninety-day period, the optionee may exercise any option granted to him but only to the extent such option was exercisable on the date of termination of his relationship and provided that such option has not previously expired by its own terms or otherwise terminated under the 2000 Plan.

    Awards or Sales.  Under the 2000 Plan, as the compensation committee deems appropriate, the compensation committee may also award various awards or sales subject to the applicable terms and conditions of the 2000 Plan. Any right to acquire shares of our Common Stock under the 2000 Plan (other than an option) shall automatically expire if not exercised by the offeree within thirty days after the grant of such right was communicated to the offeree by the compensation committee.

    Change in Control of eRoomSystem Technologies.  In the event of a change in control, as defined under the 2000 Plan, all restrictions on all awards or sales of shares of our Common Stock will lapse and vesting on all unexercised stock options will accelerate to the change of control date.

    Term and Amendment of Plan.  The 2000 Plan shall expire on February 2, 2010, except with respect to options outstanding on that date. Our board may amend, suspend or terminate the 2000 Plan in any respect, at any time, subject to the approval of our stockholders only to the extent required by applicable laws.

11. FEDERAL TAX CONSEQUENCES

    The optionee of an incentive stock option will not recognize taxable income at the time of the option grant. In addition, no taxable income is generally recognized at the time the option is exercised. However, the excess of the fair market value of the shares purchased pursuant to the option at the time of the option's exercise over the aggregate price paid for such shares may be included in the option holder's alternative minimum taxable income for the year in which the option is exercised.

    The optionee of an incentive stock option will recognize taxable income in the year in which the purchased shares are sold or otherwise subject to a taxable disposition (a "Disposition"). The two types of Dispositions for the purchased shares are qualifying dispositions and disqualifying dispositions. Qualifying dispositions occur if the Disposition of the purchased shares is made more than two years following the date the option for such shares was granted and more than one year after the date the option for the purchased shares was exercised. If a Disposition of the purchased shares occurs prior to the satisfaction of the above-described periods, then a disqualifying disposition will result.

    If a Disposition is a qualifying disposition, the optionee will recognize long term capital gain in an amount equal to the amount realized upon the Disposition of the purchased shares, less an amount equal to the exercise price paid for the purchased shares.

    If the Disposition of the purchased shares is a disqualifying disposition, then the optionee must recognize as ordinary income an amount equal to the fair market value of the purchased shares as of the date the option is exercised, less the price the optionee paid for such shares. If the disqualifying Disposition is made in an arms-length transaction with an unrelated party, the ordinary income component of the taxable gain from the sale or otherwise taxable disposition of the purchased shares will be limited to an amount equal to the lesser of either the amount realized upon the Disposition of the purchased shares or the fair market value of the purchased shares as of the exercise date, subtracted by the price actually paid for the purchased shares. Any additional gain or loss recognized upon the Disposition of the purchased shares will be recognized as a capital gain or loss by the optionee.

    We will not be entitled to any deduction under the Internal Revenue Code Section 162 (relating to trade or business expenses) in connection with the grant or exercise of any incentive stock option. However, if the optionee of an incentive stock option makes a disqualifying disposition, then we will generally be entitled to an income tax deduction in any amount equal to the amount recognized by the optionee as ordinary income. Optionees are required to notify us of any disqualifying disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition.

    The optionee of a non-statutory stock option will not recognize taxable income upon the grant thereof. The optionee will generally recognize ordinary income in the year in which the option is exercised or the year in which the purchased shares are not subject to a restriction on transferability or not subject to a substantial risk of forfeiture. Upon the date the option is exercised and the purchased shares are not subject to any restriction on transferability or subject to any risk of forfeiture, the optionee must recognize ordinary income equal to the then the fair market value of the purchased shares, less the price the optionee paid for the purchased shares. In addition, the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    We will be entitled to an income tax deduction equal to the amount of ordinary income that the optionee must recognize with respect to the exercise of the non-statutory option. Our deduction will, in general, be allowed for the taxable year in which the optionee is required to recognize ordinary income.

    Optionees are urged to consult their own tax advisors in light of their own particular circumstances with respect to the federal, state and local tax consequences related to the grant and exercise of the options on the subsequent sale of the stock.

12. INFORMATION CONCERNING eROOMSYSTEM TECHNOLOGIES, INC.

    eRoomSystem is a full service in-room provider for the lodging and travel industry. Our intelligent in-room computer platform and communications network supports our line of fully automated and interactive refreshment centers, room safes and other proposed applications. Such applications include, or will include, in-room energy management systems, information management services, credit card/smart card capability for direct billing, network access solutions, remote engineering and maintenance services, and in-room cash advance. Our products are installed in major hotel chains both domestically and internationally.

    We are incorporated in Nevada. Our principal executive offices are located at 390 N. 3050 E., St. George, Utah 84790, and our telephone number at that address is (800) 316-3070.

    Financial Information.  The following table sets forth selected consolidated financial operating data for eRoomSystem. The selected historical statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-KSB for the year ended December 31, 2000 that have been audited by Hansen, Barnett & Maxwell, P.C., our independent auditors. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the sections of our most recent Annual Report on Form 10-KSB and our other periodic reports entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have presented the following data in thousands, except per share data.

	Year ended December 31,			Nine Months ended September 30,
	1998	1999	2000	2000	2001
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue	$1,011	$541	$2,984	$2,278	$1,730
Cost of revenue	793	363	2,156	1,580	1,096
Gross margin (deficit)	218	178	828	698	634
Loss from operations	(2,128)	(2,586)	(4,061)	(1,060)	(2,117)
Net loss	(4,145)	(3,672)	(5,702)	(3,650)	(2,206)
Dividends related to convertible preferred stock	(19)	(607)	(5,604)	(5,604)	—
Loss attributable to common stockholders	(4,164)	(4,279)	(11,306)	(9,254)	(2,206)
Basic and diluted loss per common share	(1.37)	(1.33)	(2.73)	(2.93)	(0.31)
Basic and diluted weighted average common shares outstanding	3,029	3,221	4,137	3,159	7,062
	As of December 31, 2000	As of September 30, 2001
CONSOLIDATED BALANCE SHEET DATA:
Cash	$2,811	$118
Current assets	4,576	1,899
Working capital	2,388	217
Total assets	7,815	5,729
Current liabilities	2,188	1,682
Long-term liabilities	28	585
Total stockholders' equity	5,599	3,482

    See Section 19 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

    On December 31, 2001, we issued a total of 1,200,000 options exercisable at $0.26 per share to employees, non-employees and an independent contractor. These options were issued outside of the 2000 Plan.

13. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    A list of our directors and executive officers is attached to the Offer to Exchange as Schedule I. As of December 4, 2001 our executive officers and directors, as a group, beneficially owned outstanding options under our 2000 Plan to purchase a total of 1,059,720 shares of our Common Stock. That number represented approximately 45.6% of the shares subject to all options outstanding under our 2000 Plan as of that date. Of the options held by those persons, options to purchase a total of 1,059,720 shares of Common Stock are Eligible Options. Our executive officers are eligible to participate in the Offer. Members of our board of directors are also eligible to participate in the Offer.

    Options.  During the 60-day period ended December 4, 2001, we have granted options under the 2000 Plan to purchase 281,311 shares of our Common Stock exercisable at prices ranging from $4.80 to $8.80 per share. These options were issued upon the cancellation of an identical number of options issued outside of the 2000 Plan in the six months prior to the enactment thereof and include options to purchase 190,313 shares of our Common Stock issued to members of our board of directors. In addition, during the 60-day period ended December 4, 2001, we issued options to purchase 600,000 shares of our Common Stock to executive officers of the Company outside of the 2000 Plan and subject to satisfaction of certain vesting conditions. During the 60-day period ended December 4, 2001, no individuals have exercised options to acquire shares of our Common Stock with exercise prices per share ranging from $.001 and $1.50. During the 60-day period ended December 4, 2001, no options to purchase shares of Common Stock under our 2000 Plan were canceled, and none of our executive officers and directors have sold shares of our Common Stock. Except as otherwise described above and stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our Common Stock or in our Common Stock which were effected during the 60-day period ended December 4, 2001 by eRoomSystem or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of eRoomSystem.

14. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

    All tendered Eligible Options that are accepted for exchange will be cancelled. All tendered Eligible Options which were originally granted under the 2000 Plan that are accepted and cancelled will, after such cancellation, be available for re-grant and issuance under the 2000 Plan and will fund part of the share reserve required under the 2000 Plan to carry out the option exchange that is the subject of the Offer.

    We would incur additional compensation expense, however, if any New Options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled and those New Options would become variable. An option grant made before the expiration of that period would be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares that occurs between the grant date of that option and the date the option is exercised for those shares or otherwise terminates unexercised.

15. LEGAL MATTERS; REGULATORY APPROVALS

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of tendered options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options for exchange and cancellation and to grant New Options for tendered options is subject to certain conditions, including the conditions described in Section 7.

16. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material U.S. federal income tax consequences applicable to the tender and exchange of options pursuant to the Offer and the grant of New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

    Exchange of Options for New Options.  If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange.

    Grant of New Options and Supplemental Options.  You will not be required to recognize any income for U.S. federal income tax purposes when the New Options are granted to you. The grant of the New Options is not a taxable event.

    Exercise of New Options.  The tax treatment of the New Options will depend upon whether those options are incentive stock options or non-statutory stock options under the U.S. federal tax laws.

    Incentive Stock Options.  No taxable income will be recognized, for regular U.S. federal income tax purposes, at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) will, for alternative minimum tax purposes under U.S. federal income tax law, be included in your alternative minimum taxable income at the time of exercise. You will recognize taxable income in the year in which the purchased shares are subsequently sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

    Upon a qualifying disposition, you will recognize long-term capital gain for U.S. federal income tax purposes in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable to you as ordinary income. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (A) the amount realized upon the disposition of the shares or (B) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss.

    Non-Statutory Stock Options.  When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

    Effect on Incentive Stock Options Not Tendered.  If you hold stock options that are incentive stock options under the U.S. federal tax laws, then we do not believe that the Offer will affect the tax status of those incentive stock options should you decide not to accept the Offer. However, the U.S. Internal Revenue Service (the "IRS") may characterize the Offer as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S. federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AND ANY FOREIGN TAX LAWS THAT MAY APPLY TO YOU.

    IF YOU CHOOSE NOT TO EXCHANGE ALL YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES APPLICABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF THE COMMON STOCK PURCHASED UNDER THOSE OPTIONS.

17. EXTENSION OF OFFER; TERMINATION; AMENDMENT

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any tendered options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

    We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any tendered options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

    Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

    If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

      (1) we increase or decrease the amount of consideration offered for the options; or

      (2) we decrease the number of options eligible to be tendered in the Offer.

18. FEES AND EXPENSES

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

19. ADDITIONAL INFORMATION

    We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

      (1) our quarterly reports on Form 10-QSB for the three months ended March 31, June 30 and September 30, 2001, filed with the SEC on May 15, August 14 and November 14, 2001, respectively;

      (2) our annual report on Form 10-KSB for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001; and

      (3) the description of our Common Stock included in our registration statement on Form SB-2, which was filed with the SEC on April 26, 2001, including any amendments or reports we file for the purpose of updating that description.

    The SEC file number for our periodic reports on Form 10-QSB and Form 10-KSB is 000-31037. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Website at www.sec.gov or on our website at www.eroomsystem.com.

    Our Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "ERMS," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations 1735 K Street, N.W. Washington, D.C. 20006

    We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

eRoomSystem Technologies, Inc. Attention: Gregory L. Hrncir, Esq. 390 N. 3050 E. St. George, Utah 84790

or by contacting Mr. Hrncir at (435) 688-3603 or gc@eroomsystem.com.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about eRoomSystem should be read together with the information contained in the documents to which we have referred you.

20. MISCELLANEOUS

    This Offer to Exchange and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Exchange, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

    Important factors that may cause such a difference for us in connection with the stock option exchange program include, but are not limited to, the accounting treatment of the program; changes in the trading price of our Common Stock during the program and in the period between the cancellation of old options and the issuance of New Options under the program; corporate developments affecting eRoomSystem between the cancellation of old options and the issuance of New Options under the program; other factors affecting our ability to retain and hire key executives, technical personnel and other employees in the numbers, with the capabilities, and at the compensation levels needed to implement our business plan; general economic conditions and specific conditions in the markets we address, including the recent significant economic slowdown in the travel and lodging industry; the timing, rescheduling or cancellation of significant customer orders; the volume of our product and revenue sharing sales and pricing concessions on volume sales; the qualification, availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products; the effectiveness of our expense and product cost control and reduction efforts; intellectual property disputes and other types of litigation risk; the rate at which our present and future customers and end-users adopt eRoomSystem's technologies and products in our target markets; fluctuations in the manufacturing costs of our third party manufacturing sources or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new facilities; the effects of natural disasters and other events beyond our control; the level of orders received that can be shipped in a fiscal quarter; and other factors.

    Our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

    The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. However, the act does not provide this protection for transactions such as the Offer and is not available for our forward-looking statements contained in this Offer to Exchange.

    We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION DIFFERENT FROM THE REPRESENTATIONS AND INFORMATION CONTAINED HEREIN, YOU MUST NOT RELY UPON THAT REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE REPRESENTATIONS AND INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU.

eRoomSystem Technologies, Inc.	January 7, 2002

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF eROOMSYSTEM TECHNOLOGIES, INC.

    The directors and executive officers of eRoomSystem Technologies and their positions and offices as of December 4, 2001, are set forth in the following table:

David S. Harkness	President, Chief Executive Officer and Chairman
Derek K. Ellis	Chief Financial Officer and Treasurer
Gregory L. Hrncir	Vice President of Business Affairs, General Counsel and Secretary
Alan C. Ashton	Director
S. Leslie Flegel	Director
John J. Prehn	Director
Lawrence S. Schroeder	Director

    The address of each director and executive officer is c/o eRoomSystem Technologies, Inc., 390 N. 3050 E., St. George, Utah 84790.

SUMMARY OF TERMS OF NEW OPTIONS

    The New Options will be granted under the 2000 Stock Option and Incentive Plan as amended and restated through March 6, 2002 (the "2000 Plan"). The following summary sets forth certain provisions of the New Options that may be granted to you in exchange for any Eligible Options that may be tendered in the Offer:

    Cessation of Service:  Optionee may have up to three months to exercise vested options after cessation of service for any reason other than death or "permanent disability."

    Permanent Disability:  The optionee may exercise vested options within twelve months after cessation of service because of a "permanent disability."

    Death:  If the optionee's service terminates by reason of death, the option may be exercisable, to the extent vested, for up to twelve months after the date of the optionee's death.

    Transferability:  The New Options are non-transferable other than by will or laws of descent. However, if option is non-statutory option then it may be assigned, under optionee's estate plan, to optionee's immediate family or trust established for an immediate family member.

    Arbitration:  All disputes relating to the New Options will be settled by mandatory arbitration proceedings at the election of eRoomSystem.

    Acceleration Upon Change of Control:  There will be accelerated vesting of options or outstanding shares upon a change of control.

    Security to be Received Upon Exercise of Outstanding Shares:  All of the New Options will entitle the holders to purchase Common Stock.

QuickLinks

  EXHIBIT 99(a)(1)
IMPORTANT
TABLE OF CONTENTS
INDEX TO SUMMARY TERM SHEET
SUMMARY TERM SHEET
THE OFFER
  SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF eROOMSYSTEM TECHNOLOGIES, INC.
SUMMARY OF TERMS OF NEW OPTIONS